Sheet1

ML Variable Series Funds, Inc.
Series Number: 1
File Number: 811-3290
CIK Number: 355916
Reserve Assets Fund
For the Period Ending: 06/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/19/2000	$825	Grand Funding Corp.	5.88%	04/19/2000
04/18/2000	250	CIT Group Holdings	5.00	04/24/2001
04/18/2000	1,000	Amsterdam Funding Corp.	6.07	05/23/2000
05/31/2000	400	General Motors Acc. Corp.	6.65	07/12/2000
06/01/2000	637	Kitty Hawk Funding Corp.	6.61	07/18/2000
06/02/2000	454	Apreco, Inc.	6.59	07/27/2000

Last Updated on 08/29/2000
By Win95 User